EXHIBIT 10.48

INDEPENDENT CONTRACTOR AGREEMENT

This Agreement is entered into between NutraCea, a California corporation with principal offices at 5090 40th North Street, Suite 400, Phoenix, Arizona 85018 ("NutraCea" or "Company") and Crow & Associates, LLC with principal address at 8335 Walden Woods Way, Granite Bay, CA 95746 ("Contractor"). The parties agree as follows:

1.           Engagement; Duties. Subject to the terms and conditions of this Agreement, the Company hereby engages the Contractor as an independent contractor to advise the Company and its personnel on accounting systems, practices, and policies; review and advise the Company and its personnel on the appropriate accounting for transactions, and the preparation and filing of all financial statements as required by the Company's internal requirements and reporting obligations pursuant to the Securities and Exchange Commission rules and regulations governing public companies; and report to the Chief Executive Officer on accounting systems, finance, and reports filed by the Company (collectively "Services"), and the Contractor hereby accepts such engagement. For purposes of intellectual property protection under this Agreement, the Company is the commissioning party. Contractor shall report to the Company's Chief Executive Officer with respect to performance of Services.

2.           Term; Compensation, This Agreement shall commence as and when provided in the Employment Agreement between the Company and Tocld O. Crow, the principal of Contractor, originally entered into on October 20, 2003, and amended pursuant to the First Amendment to Employment Agreement dated October 5. 2005. and the Second Amendment to Employment Agreement dated July 19, 2008, which date is referred to herein as the "Effective Date'1. This Agreement shall govern the parlies' relationship and shall terminate by its terms upon the first to occur of (i) the eighteenth (18) month following the Effective Date, or (ii) a Change of Control (as defined below), unless (iii) earlier terminated as provided in this Agreement ("Termination Date"). For Services performed, NutraCea shall pay Contractor a gross amount of $15,000 per month, due the first day of the month for the first twelve (12) months following the Effective Date. NutraCea shall pay Contractor a gross amount of $7,500 for the remaining six (6) months of the term of this Agreement, provided that Todd C. Crow, directly and/or through Contractor or any other successor in interest, has not exercised (from the options granted by NutraCea to Contractor or to Todd C. Crow) options to acquire more than one hundred and ten thousand (110,000) shares of stock in NutraCea. If Todd C. Crow and/or Contractor (directly and/or through any successor) has exercised options to acquire more than one hundred and ten thousand (110,000) shares of stock in NutraCea, this Agreement shall terminate the earlier of (i) twelve (12) months following the Effective Date or (ii) at the time of exercise. Upon a termination of this Agreement due to a Change of Control, NutraCea shall pay to Contractor all amounts payable hereunder for the balance of the full eighteen (18) month term. Such unpaid balance shall be payable in a one lump sum within 30 days of the Change of Control event. This Agreement also shall terminate prior to its Termination Date immediately upon and by reason of Todd C. Crow's death or Permanent Disability, in which event the Company shall pay to the Contractor the unpaid balance of any compensation owed to the Contractor pursuant to the terms hereof Such unpaid balance shall be payable in a one lump sum within 30 days of death or disability event. All payments to Contractor under this Agreement will be by bank check and in United States dollars.

For purposes of this Agreement, '"Change of Control" of NutraCea is defined as the date of (i) the consummation of a merger or consolidation of NutraCea with any other corporation or the acquisition of shares of stock in NutraCea by a third party, either of which results in the voting securities of NutraCea outstanding immediately prior thereto failing to represent (either by remaining outstanding or by being convened into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of NutraCea or such surviving entity outstanding immediately after such merger or consolidation or acquisition, or (ii) the consummation of the sale or disposition by NutraCea of all or substantially all of NutraCea's assets.

For purposes of this Agreement, "Permanent Disability" means any physical or mental impairment that (i) is diagnosed by a duly licensed physician as provided for in the following sentence and (ii) renders Todd C. Crow unable to perform the essential functions of the Services under the terms of this Agreement for a period of two consecutive months or an aggregate of 60 days in any period of 365 consecutive days, either with or without reasonable accommodation. At the Company's request, the Contractor shall cause Todd C. Crow to submit to an examination by a duly licensed physician who is mutually acceptable to the Company and the Contractor for the purpose of ascertaining the existence of a Permanent Disability, and to authorize the physician to release the results of the examination to the Company.

3.           Expenses. Company shall reimburse Contractor for all business costs and expenses incurred by Contractor and requested by Company in performance of Contractor's obligations set forth in this Agreement in accordance with Company's standard reimbursement and approval policies. Reasonable expenses will be billed to the Company and the Company will reimburse such approved out-of-pocket expenses. Notwithstanding the foregoing, expenses for the time spent by the Contractor in traveling to and from Company facilities will not be reimbursable.

4.           Confidentiality. The Contractor acknowledges that during the engagement Contractor will have access to and become acquainted with various trade secrets, inventions, intellectual property, innovations, source code, processes, information, records and specifications owned or licensed by the Company and/or used by the Company in connection with the operation of its business including, without limitation. the Company's business and product processes, methods, customer lists, Company login identifications, passwords, accounts and procedures. The Contractor (on behalf of itself and its principal) agrees that Contractor will not disclose any of the aforesaid, directly or indirectly, or use any of them in any manner, either during the term of this Agreement or at any lime thereafter, except as required in the course of this engagement with the Company. All files, records, documents, blueprints, specifications, computer files, information, letters, notes, media lists, original artwork/creations, notebooks, and similar items relating to the business of the Company, whether prepared by the Contractor or otherwise coming into Contractor's possession, will remain the exclusive property of the Company. The Contractor will not retain any copies of the foregoing without the Company's prior written permission. Upon the expiration or earlier termination of Contractor's engagement pursuant to this Agreement, or whenever requested by the Company, the Contractor will immediately deliver to the Company all such files, records. documents, specifications, information, and other items in Contractor's possession or under Contractor's control.

5.           Intellectual Property Rights in Works of Authorship. Contractor acknowledges and agrees that any inventions and intellectual property rights arising from the Services that qualify as works of authorship belong to the Company and are "works made for hire" as defined in section 101 et seq. of the United States Copyright Act, Title 17, United States Code ("Copyright Act"). In the event that the inventions arid intellectual property rights arising from the Services (or any portion thereof) which qualify as works of authorship are not "works made for hire" as defined in the Copyright Act, Contractor hereby assigns all right, title and interest in and to the inventions and intellectual property rights arising from the Services (or any portion thereof) to the Company and Contractor will execute and deliver any and all documents, including but not limited to short form assignments, determined by the Company to be necessary to perfect its right, title and interest in and to the inventions and intellectual property rights arising from the Services (or any portion thereof), as well as all intellectual property rights embodied in or pertaining in any way to the inventions and intellectual property rights arising from the Services (or any portion thereof). If during the term of this Agreement. Contractor incorporates into Services an invention or other work of authorship previously owned by Contractor, or in which Contractor has an interest, ("Prior Invention"), the Company is hereby granted and will have a non-exclusive, royalty-free, irrevocable, perpetual, worldwide and assignable license to use, modify, display, reproduce and distribute such Prior Invention as part of the Company's products, related documentation or service offerings. The Company will be the sole author and owner of any and all inventions and works of authorship created pursuant to this Agreement and the parties do not intend to be joint authors in any works of authorship or inventions created pursuant to this Agreement. In addition, during the term of this Agreement, Contractor has no and shall not assert any ownership interest to the business names and/or trademarks of the Company.

6.           Conilicts of Interest; Non-hire Provision. The Contractor represents that Contractor is free to enter into this Agreement and that this engagement does not violate the terms of any agreement between the Contractor and any third party. Further, the Contractor, in rendering Contractor's duties will not utilize any invention, discovery, development, improvement, innovation, or trade secret in which Contractor does not have a proprietary interest. During the term of this Agreement, the Contractor will devote as much of Contractor's productive time, energy and abilities to the performance of Contractor's duties hereunder as is necessary to perform the required duties in a timely and productive manner. The Contractor is expressly free to perform services for other parties during the term of this Agreement, subject to Contractor's duty of confidentiality under this Agreement. During the term of this Agreement and for a period of one (1) year following any termination, the Contractor (directly or indirectly through any affiliate or principal) will not, directly or indirectly solicit, divert, take away or encourage to leave the Company, any employee, consultant, contractor or customer of the Company, notwithstanding that such employee, consultant, contractor or customer may have been originally obtained or recruited through the efforts of Contractor.

7.           Independent Contractor. This Agreement will not render the Contractor an employee, partner, agent of, or joint venturer with the Company for any purpose and Contractor does not have the authority to bind the Company in any manner. The Contractor is and will remain an independent contractor in Contractor's relationship to the Company. The Contractor will have no claim against the Company hereunder or otherwise for vacation pay, sick leave, retirement benefits, social security, worker's compensation, health or disability benefits, unemployment insurance benefits, or employee benefits of any kind.

8.           Taxes. Contractor will be responsible for payment of all taxes and insurance applicable under existing laws, including, but not limited to, social security (axes, and federal and stale and city income taxes (but excluding any taxes on the net income of Company). Contractor warrants that he will make all necessary payments due appropriate governmental agencies to comply with the foregoing and defend, indemnify and hold harmless Company and the officers, directors, employees, agents, Affiliates and representatives oi' Company against any and all claims, demands, causes of action, damages, losses, liabilities, costs or expenses that may arise out of breach of the foregoing. In the event of any such claim, demand or cause of action, Contractor will immediately reimburse Company for the ongoing costs of any defense, settlement or judgment incurred by Company.

9.           Workers Compensation and Other Insurance. Contractor agrees to provide workers compensation insurance, if and as may be required by law, for Contractor and for Contractor's employees and agents and agrees to hold harmless and indemnify the Company for any and all claims arising out of any injury, disability or death of Contractor or any of Contractor's employees or agents. The Company will not carry liability insurance for the Contractor relative to any service that Contractor performs for the Company.

10.         Successors and Assigns. All of the provisions of this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective heirs, if any, successors, and assigns.

11.         Choice of Law. The laws of the Stale of Arizona, without reference to conflict of law provisions, will govern the validity of (his Agreement, the construction of its terms and the interpretation of the rights and duties of the parties hereto.

12.         Headings. Section headings are not to be considered a part of this Agreement and are not intended to be a full and accurate description of the contents hereof.

13.         Waiver. Waiver by one party hereto or breach of any provision of this Agreement by the other will not operate or be construed as a continuing waiver.

14.         Assignment. The Contractor shall not assign any of Contractor's rights under this Agreement, or delegate the performance of any of Contractor's duties hereunder, without the prior written consent of the Company.

15.         Notices. Any and all notices, demands, or other communications required or desired to be given hereunder by any party will be in writing and will be validly given or made to another party if personally served, or if deposited in the United Slates mail, certified or registered, postage prepaid, return receipt requested. If such notice or demand is served personally, notice will be deemed constructively made at the time of such personal service. If such notice, demand or other communication is given by mail. such notice will be conclusively deemed given five days after deposit thereof in the United States mail addressed to the party to whom such notice, demand or other communication is to be given at the above address. Any party hereto may change its address for purposes of this paragraph by written notice given in the manner provided above.

16.         Modification or Amendment. No amendment, change or modification of this Agreement will be valid unless in writing signed by the parties hereto.

17.         Entire Understanding. This document and any exhibit attached constitute the entire understanding and agreement of the parties, and any and all prior agreements, understandings, and representations are hereby terminated and canceled in their entirety and are of no further force and effect.

18.         Unenforceability of Provisions. If any provision of this Agreement, or any portion thereof, is held to be invalid and unenforceable, then the remainder of this Agreement will nevertheless remain in full force and effect.

19.         Attorneys' fees. If the services of an attorney are required by any party to secure the performance of this Agreement or otherwise upon the breach or default of another party to this Agreement, or if any judicial remedy or arbitration is necessary to enforce or interpret any provision of this Agreement or the rights and duties of any person in relation thereto, the prevailing party will be entitled to attorneys' fees, costs and other expenses, in addition to any other relief to which such party may be entitled. Any award of damages following judicial remedy or arbitration as a result of the breach of this Agreement or any of its provisions will include an award of prejudgment interest from the date of the breach at the maximum amount of interest allowed by law.

NUTRACEA	Crow & Associates, LLC

/s/ Brad Edson	/s/ Todd C. Crow
By: Brad Edson, CEO	by: Todd C. Crow